November 22, 2019

Calamos Long/Short Equity & Dynamic Income Trust

2020 Calamos Court

Naperville, Illinois 60563

Re:     Calamos Long/Short Equity & Dynamic Income Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for Calamos Long/Short Equity & Dynamic Income Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Instrument, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including originals or copies of the following documents:

(a)

The Certificate of Trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 21, 2017, effective as of that date, as amended by a Certificate of Amendment, which was filed with the Secretary of State on November 2, 2017, as amended by a Certificate of Amendment, which was filed with the Secretary of State on May 31, 2019, as amended by a Certificate of Amendment, which was filed with the Secretary of State on August 2, 2019 (as so amended, the “Certificate of Trust”);

Calamos/Long Short Equity & Dynamic Income Trust

November 22, 2019

(b)	The Fourth Amended and Restated Declaration of Trust of the Trust, dated as of July 31, 2019, made by the trustees of the Trust named therein (as amended, the “Trust Instrument”);

(c)

The Pre-Effective Amendment No. 8 to the Trust’s Registration Statement on Form N-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about the date hereof with respect to the Shares (as defined below);

(d)	The By-Laws of the Trust (the “By-Laws”), as in effect on the date hereof as approved by the Board of Trustees of the Trust (the “Board”);

(e)

Copies of certain resolutions (the “Resolutions”) adopted by the Board on October 18, 2017 with respect to the authorization of issuing common shares of the Trust (each a “Share,” and collectively, the “Shares”);

(f)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof; and

(g)	A Certificate of Good Standing for the Trust, dated November 21, 2019, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument and the By-Laws constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization, due establishment or due formation, as the case may be, and valid existence in good standing of each Series of the Trust, as applicable, and of each party to the documents examined by us under the laws of the jurisdiction governing its organization, establishment or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (viii) that any amendment or

Calamos/Long Short Equity & Dynamic Income Trust

November 22, 2019

restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.    The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.    The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Trust’s prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/APR